Exhibit 99.1

Dril-Quip, Inc. Announces Third Quarter 2018 Results

•	Generated $93.3 million of revenue, above the high end of guidance range of $80 - $90 million

•	Reported a net loss of $10.4 million, or $0.28 loss per diluted share, including restructuring costs of $3.7 million

•	Incurred an adjusted net loss of $7.4 million excluding restructuring costs, or $0.20 loss per diluted share

•	Generated net cash provided by operating activities of $9.1 million

•	Reported cash on hand of $424.1 million as of September 30, 2018

•	Completed $100 million share repurchase program in October 2018

•	Maintained clean balance sheet with no debt as of September 30, 2018

•	Progressed Sea Lion Phase I to frame agreement

•	Achieved $13.5 million of targeted $40 - $50 million of annualized cost reductions

HOUSTON - October 25, 2018 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the third quarter of 2018.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “In the third quarter, Dril-Quip generated positive Adjusted EBITDA of $0.8 million. We continue to believe that we are operating at the bottom of the current cycle and that backlog will trend upward over the next 18 months. Our cash position remained strong at $424.1 million as of September 30, 2018, which, coupled with our debt-free balance sheet, positions us to continue executing our long-term strategy. We entered into a Front End Engineering and Design (FEED) contract and Frame Agreement with Premier Oil Exploration and Production Limited in relation to the subsea production systems for the Sea Lion Phase 1 Development located offshore the Falkland Islands. We are excited that Premier has chosen Dril-Quip to be their trusted provider of subsea equipment for Sea Lion and that Dril-Quip’s scope of work for the project is progressing according to plan. We will continue to support Premier as they work towards FID and sanctioning for this project. The current estimated value of the equipment portion of the scope of work is $207 million.

“As we look to the future, we will leverage our technologically innovative products, first-class service and strong balance sheet to provide the equipment and support for major projects around the world. We are seeing international drilling activity continuing to increase as well as our quote activity, and we are closely monitoring several significant opportunities.

“Looking to the fourth quarter of 2018, our expectation is that the Company’s revenue will be between $80 million and $90 million, which is consistent with our prior guidance at the end of the second quarter. The Company’s backlog was $260.9 million and $249.0 million as of June 30, 2018 and September 30, 2018, respectively.

“Last quarter we announced a target of $40 million to $50 million of annualized cost savings to be fully completed by the end of 2019. This effort will focus on streamlining our cost base for the current environment and provide leverage and agility as we ultimately recover from the trough. During the third quarter, we recorded a charge of $3.7 million as we executed the first phase of our target. We expect this first phase to deliver $13.5 million of annualized savings, and we expect the impact of those savings to positively impact the fourth quarter by $3.4 million. These savings should help offset any impact from potentially lower revenue in the fourth quarter.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “3rd Quarter 2018 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Events & Presentations section under the Investors link.

Third Quarter Segment Review and Financial Discussion

Consolidated revenue was down $1.6 million quarter-on-quarter, essentially flat with prior quarter and slightly above Company guidance.

Western Hemisphere revenue decreased sequentially by $0.8 million, or 1%, primarily driven by light book and bill business in North America.

Eastern Hemisphere revenue increased sequentially by $2.1 million, or 9%, from increased activity levels in Norway.

Asia-Pacific revenue declined sequentially by $3.0 million, or 27%, on light book and bill activity in the quarter and current backlog deliveries being extended into future quarters.

Net loss was $10.4 million, resulting in a $0.28 loss per diluted share. The Company recorded a tax benefit due to the recognition of certain tax deductions. Adjusted net loss was $7.4 million, or $0.20 per diluted share, after excluding $0.08 per share related to the restructuring charges.

Adjusted EBITDA decreased sequentially by $0.8 million. The Company recorded expenses in the third quarter for bad debt related to prior work in Brazil and West Africa. The net impact of these charges was $1.8 million and reduced the Company’s Adjusted EBITDA for the quarter. Additionally, the Company incurred $3.4 million in extra cost during the quarter as the first phase of the cost reduction program was not initiated until September.

Balance Sheet

Dril-Quip’s cash on hand as of September 30, 2018 was $424.1 million, which together with the asset-based lending (ABL) facility that the Company executed on February 23, 2018, resulted in approximately $480 million of available liquidity. Liquidity remained strong despite completing approximately $71 million in additional share repurchases during the third quarter. This very attractive liquidity position provides both financial and operational flexibility through the current downturn and allows the Company to quickly capitalize on opportunities when the market rebounds. This robust cash position also allows management and the Board to continue to execute on Dril-Quip’s long-term strategy of investing in research and development, supporting the anticipated upturn, opportunistically returning cash to shareholders, and pursuing complementary acquisitions.

Share Repurchases

On July 26, 2016, the Board of Directors authorized up to $100 million in share repurchases with no set expiration date. During the third quarter of 2018, the Company repurchased approximately $71 million, or approximately 1.4 million shares, of common stock at an average price of $50.93 per share as part of ongoing efforts to create value for shareholders. The repurchase plan was completed in October 2018 by repurchasing the remaining $19.1 million value in shares. The Company retired all of the shares repurchased on October 16, 2018.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of commencing new project work, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings, and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Trevor Ashurst, Manager of Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(In thousands, except per share data)
Revenues:
Products	$63,246	$64,719	$75,885
Services	30,011	30,142	24,461

Total revenues	93,257	94,861	100,346
Costs and expenses:
Cost of sales	65,630	69,443	63,050
Selling, general and administrative	31,566	23,739	27,985
Engineering and product development	10,159	10,526	10,379
Impairment and other charges	—	—	60,968
Gain on sale of assets	(14)	(5,099)	9

Total costs and expenses	107,341	98,609	162,391

Operating income (loss)	(14,084)	(3,748)	(62,045)
Interest income	1,893	2,275	957
Interest expense	(195)	(151)	(12)
Income tax provision (benefit)	(2,028)	1,418	(31,840)

Net income (loss)	$(10,358)	$(3,042)	$(29,260)

Earnings (loss) per share	$(0.28)	$(0.08)	$(0.78)

Depreciation and amortization	$8,724	$9,001	$9,518

Capital expenditures	$7,078	$9,034	$6,627

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2018	December 31, 2017
	(In thousands)
Assets:
Cash and cash equivalents	$424,053	$493,180
Other current assets	473,397	515,369
PP&E,net	292,667	284,247
Other assets	102,642	107,009

Total assets	$1,292,759	$1,399,805

Liabilities and Stockholders’ Equity:
Current liabilities	$68,262	$99,911
Long-term debt	—	—
Deferred taxes	3,211	3,432
Income Taxes	28,029	—
Other long-term liabilities	2,001	2,001

Total liabilities	101,503	105,344
Stockholders’ equity	1,191,256	1,294,461

Total liabilities and stockholders’ equity	$1,292,759	$1,399,805

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

Adjusted Net Income and EPS:

	Three months ended
	September 30, 2018		June 30, 2018		September 30, 2017
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share data)
Net income (loss)	$(10,358)	$(0.28)	$(3,042)	$(0.08)	$(29,260)	$(0.78)

Adjustments (after tax):
Reverse the effect of foreign currency	32	—	(1,703)	(0.05)	308	0.01
Add back restructuring costs	2,959	0.08	—	—	35,876	0.96
Less gain on sale of assets	(11)	—	(4,028)	(0.11)	—	—
Less one-time tax adjustments	—	—	—	—	(6,075)	(0.16)
Add back severance payments	—	—	—	—	942	0.03

Adjusted net income (loss)	$(7,378)	$(0.20)	$(8,773)	$(0.24)	$1,791	$0.06

Adjusted EBITDA:

	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(In thousands)
Net Income (Loss)	$(10,358)	$(3,042)	$(29,260)
Add:
Interest (income) expense	(1,698)	(2,124)	(945)
Income tax expense (benefit)	(2,028)	1,418	(31,840)
Depreciation and amortization expense	8,724	9,001	9,518
Restructuring costs	3,745	—	—
Impairment and other charges	—	—	60,968
Gain on sale of assets	(14)	(5,099)	—
Foreign currency loss (gain)	41	(2,155)	380
Severance costs	—	—	1,163
Stock compensation expense	2,366	3,611	3,694

Adjusted EBITDA	$778	$1,610	$13,678

Free Cash Flow:

	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(In thousands)
Net cash provided by operating activities	$9,141	$12,078	$36,035
Less:
Purchase of property, plant and equipment	(7,078)	(9,034)	(6,627)

Free Cash Flow	$2,063	$3,044	$29,408